                                                                       EXHIBIT 3

               AGREEMENT BETWEEN ADAM WHOLESALERS OF DAYTON, INC.
                         AND MILLMEN'S LOCAL 684 OF OHIO
                        CARPENTERS INDUSTRIAL COUNCIL AND
                     GREAT LAKES REGIONAL INDUSTRIAL COUNCIL
                          MAY 1,1998 TO APRIL 30, 2001

                                      INDEX
                                      -----

ARTICLE I         RECOGNITION                                            PAGE 1

ARTICLE II        UNION SHOP                                             PAGE 1

ARTICLE III       MANAGEMENT RIGHTS                                      PAGE 1

ARTICLE IV        UNION ACTIVITY                                         PAGE 2

ARTICLE V         HOURS OF WORK                                          PAGE 2

ARTICLE VI        UNION RIGHT OF ACCESS TO PLANT                         PAGE 3

ARTICLE VII       HOLIDAYS                                               PAGE 3

ARTICLE VIII      VACATIONS                                              PAGE 4

ARTICLE IX        SENIORITY                                              PAGE 6

ARTICLE X         LEAVE OF ABSENCE/JURY DUTY                             PAGE 7

ARTICLE XI        FUNERAL LEAVE                                          PAGE 8

ARTICLE XII       GRIEVANCE PROCEDURE                                    PAGE 8

ARTICLE XIII      NO STRIKES, NO LOCKOUTS                                PAGE 9

ARTICLE XIV       UNION STEWARDS                                         PAGE 10

ARTICLE XV        INTENTION/CONFORMITY TO LAW                            PAGE 10

ARTICLE XVI       BULLETIN BOARDS/POSTING                                PAGE 10

ARTICLE XVII      SHOP COMMITTEE                                         PAGE 11

ARTICLE XVIII     WAGE RATES                                             PAGE 11

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ARTICLE XIX       INSURANCE                                              PAGE 12

ARTICLE XX        DUES/INITIATION FEES CHECKOFF                          PAGE 12

ARTICLE XXI       PENSION PLAN                                           PAGE 13

ARTICLE XXII      INDIVIDUAL RETIREMENT ACCOUNTS -
                  PAYROLL DEDUCTIONS                                     PAGE 13

ARTICLE XXIII     BONDING                                                PAGE 13

ARTICLE XXIV      SAFETY REQUIREMENTS                                    PAGE 13

ARTICLE XXV       DURATION OF AGREEMENT                                  PAGE 13

EXHIBIT "A"       WAGES

EXHIBIT "B"       PENSION

EXHIBIT "C"       ALCOHOL/DRUG ABUSE POLICY

                                    AGREEMENT

      THIS AGREEMENT is entered into between ADAM WHOLESALERS OF DAYTON, INC., an Ohio corporation, with its principal place of business in Vandalia, Ohio, hereinafter referred to as the "Company", and MILLMEN'S LOCAL 684 OF THE UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA, GREAT LAKES REGIONAL INDUSTRIAL COUNCIL, hereinafter referred to as the "Union".

ARTICLE I. RECOGNITION.

      The Union having been duly certified by the National Labor Relations Board, under date of April 7, 1955, in Case Number 9-RC-2441, as amended May 11, 1976 in Case Number 9-AC-58, is recognized as the exclusive collective bargaining representative of all employees employed by the Company at its Vandalia, Ohio plant exclusive of office clerical employees, office janitors, professional employees, guards and supervisors, as defined in the National Labor Relations Act, with respect to rates of pay, wages, hours of employment and other conditions of employment.

ARTICLE II. UNION SHOP.

      The Company agrees that, as a condition of employment, all employees in the bargaining unit represented by the Union shall, subject to the limitations and conditions specified in the National Labor Relations Act, as amended, and in particular Section 8(a)3 thereof, become and remain members in good standing of the Union upon the 31st day following date of hire. The Company agrees to notify the Union of the name, date of hire and payroll group classification of all new employees covered by this Agreement.

Section 2. Supervisors are permitted to perform no bargaining unit work unless more than 20% of the work force should become unavailable for any reason.

Section 3. In the event Bargaining unit members are promoted to management and/or supervisory positions, as defined in the National Labor Relations Act, he shall retain his position on the plant master seniority list no longer than a period of 120 calendar days. Upon his return to the bargaining unit alter one hundred and twenty (120) days the aforementioned employee shall be placed at the last position on the plant wide seniority list.

ARTICLE III. MANAGEMENT RIGHTS.

      The management of the Company and the direction of its working force, including, but not limited to, the right to plan, direct and control plant operations, hire, suspend or discharge for just cause, and to transfer or relieve employees from employment because of lack of work, or for other legitimate reasons, and the right to introduce new and improved production methods, and to make, post and enforce reasonable shop rules which shall be fairly and uniformly applied to all employees shall be vested exclusively in the Company, except as restricted by this Agreement. The Company agrees to post said shop rules on the Company bulletin board at least two weeks prior to being effective, unless a rule involves health or safety.

ARTICLE IV. UNION ACTIVITY.

      The Union agrees that, except as otherwise provided in this Agreement, neither it nor the employees represented by it will conduct any union activity on Company premises or time, without prior approval by the Company.

ARTICLE V. HOURS OF WORK.

      Eight (8) hours of work per day shall constitute a scheduled day's work. Forty (40) hours of work per week, consisting of five (5) days of eight (8) hours each, beginning with Monday of each calendar week shall constitute a regular scheduled work week. Right is reserved to the Company to work such scheduled work days and work weeks as it determines advisable, subject as herein provided. Nothing herein contained shall be construed as a guarantee of any hours of work for any one day or any one work week.

      The Company reserves the right to require overtime on any job, and the most qualified employee in the department who performs the job regularly shall be given the first opportunity to perform the overtime work, then the employee with the most seniority in the department shall be given the opportunity to perform overtime work. If more qualified employees in the department decline the overtime work, then the Company will offer the overtime work by seniority to qualified employee(s) in the plant. If more qualified employees in the department are needed after the plant-wide offering, then qualified employees in the department shall be required to perform the work in reverse order of seniority. In all cases, the Company's sole discretion and judgment shall determine if an employee is qualified to do the job. No employee will be required to work more than ten (10) hours per day or more than fifty (50) hours during the regular work week except on a voluntary basis. Saturday overtime shall be offered plant wide on a voluntary basis by seniority. If more employees are needed than volunteer for Saturday overtime then the Company may required employees to work in reverse order of seniority. Employees shall be notified by 3:00 p.m. if they are required to work overtime.

      Any time worked in excess of eight (8) hours in any one day shall be paid at the rate of one and one-half (1 1/2) times the regular established hourly rate of pay of the respective employee. Any time worked in excess of forty (40) hours in any one workweek shall be paid for at the rate of one and one-half (1 1/2) times the regular established hourly rate of pay of the respective employee. Overtime rate paid for hours in excess of eight (8) in any one day shall be credited against overtime rate of pay required with respect to work hours in excess of forty (40) in any one workweek.

      Any time worked on a Saturday shall be considered as overtime hours and shall be paid for at the rate of one and one-half (1 1/2) times the employee's regular established hourly rate of pay, and

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any time worked on a Sunday shall be considered as overtime hours and shall be paid at double the employee's regular established hourly rate of pay. "SATURDAY" as herein used shall mean twenty-four (24) consecutive hours starting at midnight Friday night or at the end of any regular shift constituting the fifth regular workday shift in such workweek, whichever time is later. "SUNDAY" as herein used shall mean twenty-four (24) consecutive hours starting at midnight Saturday night or at the end of any regular shift constituting the sixth workday of such workweek, whichever time is later. "SATURDAY" or "SUNDAY" pay in excess of regular established hourly rate of pay shall be credited against overtime of pay required for work hours in excess of forty (40) in any workweek. Only one premium rate of pay, the highest, shall be applied to any work hours, and there shall be no pyramiding of overtime on overtime.

      Employees scheduled to work overtime for more than one (1) hour shall be given a ten (10) minute break at the start/end of the overtime work period.

      The Company will notice mandatory Saturday overtime no later than 10:00 a.m. on the Thursday prior thereto.

ARTICLE VI. UNION RIGHT OF ACCESS TO PLANT.

      Duly authorized representatives of the Union shall have access to the Company's plant at reasonable times during working hours, for legitimate Union purpose, upon prior notification to the Company at its plant office.

ARTICLE VII. HOLIDAYS.

      a. Holidays. The Company agrees to pay to employees covered by this Agreement eight (8) hours straight time pay for each of the following holidays:
New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Eve, Christmas Day, and the Employee's Birthday or New Year's Eve at the option of an employee with at least two (2) weeks notice to the Company.

      To be entitled to receive such holiday pay, the employee shall have been employed by the Company for at least thirty (30) calendar days prior to such holiday and shall have worked the full scheduled workday immediately before and the full scheduled workday immediately after such holiday unless the employee was unable to so work the full scheduled workday before and/or the full scheduled workday after such holiday on account of sickness, injury or circumstances beyond the control of the employee. The Company shall have the right to require the employee to submit reasonable proof of inability to work due to sickness, injury or circumstances beyond the control of the employee.

      The Company reserves the right to reschedule an employee's birthday holiday at a time mutually agreeable between the Company and employee. Should the date coincide with a legal holiday or vacation, it shall be rescheduled for a mutually agreeable time.

      When any holiday covered by this Agreement falls on a Saturday or Sunday, the day legally observed as such holiday shall be recognized as the holiday for the purpose of this provision. When any such holiday occurs during an employee's vacation time, the employee will receive holiday pay in addition to vacation time pay.

      If any employee is required to work on any of the above named holidays, he shall be paid double his regular hourly rate of pay for work (minimum of four
(4) hours work), and in addition thereto shall receive the eight (8) hours of holiday pay above provided.

      Unworked holiday time shall be computed as "time worked" for purpose of computing overtime pay, excepting, however, any such holiday falling on Saturday or Sunday.

ARTICLE VIII. VACATIONS.

      As used herein "Continuous Service" shall mean the number of years that an employee has been employed by the Company computed from January 1 first occurring after the date on which the employee was last hired by the Company. Each employee who on January 1 of each year has Continuous Service for the length of time set forth below and who has worked for the Company at least 1,600 hours during the twelve (12) month period immediately preceding said January 1 shall receive a vacation with pay as follows:

CONTINUOUS
SERVICE HOURS                         VACATION PERIOD                VACATION
-------------                         ---------------                --------

1 year but less than 3 years          1 week                         40 hours
3 years or more                       2 weeks                        80 hours
10 years                              3 weeks                        120 hours
15 years or more                      3 weeks, 1 day                 128 hours

      Each employee who has performed less than 1,600 hours of work for the Company during the twelve (12) month period immediately preceding the January 1 vacation entitlement date shall receive a vacation with pay in accordance with the following schedule:

1600 or more hours                    100% of above schedule
1500 to 1599 hours                    90% of above schedule
1400 to 1499 hours                    80% of above schedule
1200 to 1399 hours                    70% of above schedule
1000 to 1199 hours                    60% of above schedule
800 to 999 hours                      40% of above schedule
600 to 799 hours                      30% of above schedule
400 to 599 hours                      20% of above schedule
200 to 399 hours                      10% of above schedule
0 to l99 hours                        none

      Each employee of the Company who has less than one year of Continuous Service as of the January 1 first occurring after such employee's last date of hire shall receive a proportionate part of one week's vacation with pay as set forth above. Any vacation with pay taken by an employee with less than one year of Continuous Service shall be scheduled after all employees with one year or more Continuous Service have scheduled their vacations.

      Vacation pay in lieu of time off shall be given for all fractional days of vacation which an employee may be entitled to under the terms hereof.

      For purposes of computation of vacation entitlement all hours paid, regular, overtime and holiday, shall be counted as hours worked. Overtime hours shall be counted as straight time hours for such computation.

      All vacation pay shall be at the rate of the employee's regular established straight time hourly rate in effect at the time such vacation is taken.

      In the event of termination of employment, the employee shall be entitled to receive vacation pay which has accrued to date of termination in accordance with the schedules set forth above. The Continuous Service as of date of termination shall be the Continuous Service which the terminated employee had as of the January 1 immediately preceding date of termination. The vacation entitlement which an employee accrues from such January 1 to date of termination shall be in addition to the vacation entitlement which the employee had accrued as of the January 1 immediately preceding date of termination.

      Each employee entitled to more than one week of vacation shall be permitted to schedule one week of his vacation during the period from Memorial Day through Labor Day, provided, however, in situations where no other reasonable alternative exists the Company may, after consulting with the Union, exercise the right to reschedule all or any part of the vacation of any employee to some other time if, in the opinion of the Company, it is required for the proper and efficient conduct of the Company's business. If an employee properly has scheduled part of his vacation during the period from Memorial Day through Labor Day and the Company determines that it is necessary to reschedule that part of said vacation, the Company will attempt in good faith to reschedule that part of said vacation at another time during the period from Memorial Day through Labor Day if desired by the employee. The Company will also attempt to give an employee as much advance notice of rescheduling as practical.

      Should an employee lose time at work due to an illness or condition which the Company deems to be work related, then the Company will consider such time off as worked for vacation entitlement purposes.

      The Company will post a vacation scheduling chart on the bulletin board during the first two weeks of December of each year. While the vacation scheduling chart is posted, employees may sign up on said chart for vacation scheduling in one week intervals which they prefer for the following year, and seniority of the employees will govern the preferences of the employees, provided, however, in situations where no other reasonable alternative exists the Company may, after consulting with the Union, exercise the right to reschedule all or any part of the vacation of any employee to be taken at any other time if, in the opinion of the Company, it is required for the proper and efficient conduct of the Company's business. Should the Company reschedule, or if the Company requires an employee to take all or any part of his vacation at a certain time designated by the Company, the Company will give the employee at least a one week notice prior to the start of the so designated vacation. Any employee who does not indicate his preference on the vacation scheduling chart during said period of time, unless prevented by illness from doing so, will lose his right to exercise seniority in vacation scheduling. The Company will allow two (2) employees per department off at any one time for vacations during the period from January 1 to April 30 and October 1 to December 31. The company will allow one (1) employee per department off at any one time for vacation during the period from May 1 to September 30.

ARTICLE IX. SENIORITY.

      Seniority of employees, except bona fide students working during time of vacations from school as hereinafter provided, shall commence with the date of last hiring, provided, however, that no employee shall acquire any seniority rights for the first ninety (90) days of employment, but if employed for more than ninety (90) days, seniority shall date back to the date of hiring. Employees for the first ninety (90) days of employment shall be considered probationary employees, and the Company shall, during such ninety (90) days of employment, be entitled to terminate the employment of such employees without regard to seniority status and in the Company's sole discretion. The Union agrees not to intervene in such termination. A seniority list, revised monthly, will be posted by the Company on the bulletin board.

      Bona fide students working temporarily during vacation from school shall be subject to the provisions of Article II of this Agreement, but shall not obtain any seniority status. The Company agrees that at no time will such student employees exceed one student per each ten (10) employees or major fraction thereof.

      In the event of a decrease in the working force due to lack of work, employees having no seniority shall be the first to be laid off. Thereafter, employees shall be laid off in the reverse order of their seniority, provided the employees having the greater seniority are qualified to perform the work available in a reasonably workmanlike manner. In the event of an increase in the working force, employees laid off and having seniority status with the Company shall be called back in order of respective seniority, provided the employees having the greater seniority are qualified to perform the work available in a reasonably workmanlike manner. Any deviation from application of seniority in layoff shall be discussed in advance with the Shop Committee. The Company shall determine whether an employee is qualified to perform the work available in a reasonably workmanlike manner. Any claimed abuse of the discretion of the Company in making this determination shall be a proper subject for grievance procedure. Further, in the event of a decrease in the working force, the Company will give an employee seventy-two (72) hours notice of layoff unless there are unforeseen circumstances, an emergency or an interruption of business.

      Seniority status of an employee shall be terminated in the event of a layoff for one (1) year, or in the event that an employee quits or is discharged for just cause and the discharge is not reversed through grievance procedure, or in the event an employee on layoff is recalled to work and fails to report for work within three (3) days after receiving notice to report for work or in the event an employee is absent from work for three (3) consecutive workdays without justifiable cause and fails to report for work by the assigned work starting time for the fourth (4th) consecutive day.

      A notice to an employee on layoff to return to work shall be sufficient if delivered by telegraph or registered mail to such employee's last known address as shown on the books of the Company. It is the obligation of the employee to keep the Company notified at all times of his correct address for receipt of notice.

      When an employee enters or is called into active Military Service or into Military training in the Armed Forces of the United States, he shall be granted a leave of absence for such Military Service and, upon termination of such Military Service, he shall be reemployed, provided he has received an honorable discharge and reports for work within ninety (90) days after termination of such Military Service and complies with any and all other applicable Governmental Laws or Regulations with respect to reemployment rights.

ARTICLE X. LEAVE OF ABSENCE/JURY DUTY.

      Right is reserved to the Company to grant leaves of absence to employees without affecting seniority status of such employees, unless such leave of absence is used by the employee for the purpose of obtaining or seeking other employment and, if such occurs, the employee's seniority status shall be terminated forthwith. The Company agrees to provide the Union with a copy of any leave of absence so granted by it.

      Any employee selected for a position with the Union which takes him away from his work with the Company shall, upon written request from the Union, receive a leave of absence for the period of his services with the Union. Upon his return from a short term Union Leave, the employee will be returned to the position he held prior to beginning his leave of absence with full seniority status. Upon the return of an employee from a long term Union Leave the employee will be returned to a position with the Company, not necessarily the same position he held previously, with full seniority status. In computing such employee's seniority credits, such leaves of absence shall be credited as time worked for all applicable purposes. Long term leaves covered by this clause will be restricted to one employee at any one time for a period of up to one (1) year, and short term leaves will be restricted to up to two (2) employees at any one time for a period of up to two weeks. The Company may deny a short term leave in the case of an extreme business hardship where no other reasonable alternative exists.

      An Employee who is required to serve on a jury shall notify the Company as soon as he receives notice to report. Such an employee will be paid the difference between the amount received for jury service and eight (8) hours pay at the regular rate for each day he is required to serve that would otherwise have been scheduled to work for a period not to exceed two (2) calendar weeks per year. The employee, to be eligible for this payment, shall provide a statement from the court showing the dates served and payment received. An employee serving as a juror and released from service on or before 12:01 p.m. shall report to work to complete the regular hours of work.

ARTICLE XI. FUNERAL LEAVE.

      The Company shall grant three (3) day's pay (twenty-four (24) hours at straight time) to an employee who is absent from work for the purpose of attending a funeral of his spouse, son, daughter, mother, father, mother-in-law, father-in-law, brother, sister, grandparent or grandchild, provided he attends the funeral.

      The Company shall grant two (2) day's pay (eight (8) hours at straight time) to an employee who is absent from work for the purpose of attending a funeral of his half-brother, half-sister, step-child, step-mother, step-father, step-brother or step-sister, provided he attends the funeral.

ARTICLE XII. GRIEVANCE PROCEDURE.

      As used herein, the term "grievance" shall mean a complaint by an employee against the Company alleging failure to comply with the provisions of this Agreement. Any grievance that might arise shall be handled in the following manner:

      Step 1. Within three (3) working days after occurrence of the event giving rise to the grievance, the aggrieved employee shall first discuss the matter with the Shop Superintendent, with or without a Union Steward in attendance, as the aggrieved employee chooses.

      Step 2. If the matter is not resolved by the discussion referred to in Step 1, then the grievance shall be reduced to writing, signed by the aggrieved employee and presented to the Shop Superintendent within three (3) working days after the discussion referred to in Step 1. When the Shop Superintendent receives the written grievance, he shall note the time and date of receipt, together with his initials, on the face thereof. Within three (3) working days after receipt of the written grievance, the Company shall deliver its written answer to the Union Steward. When the Union Steward receives the written answer, he shall note the time and date of receipt, together with his initials, on the face thereof.

      Step 3. If the grievance is not resolved in Step 2, then the grievance shall be referred in writing by the Union to the General Manager of the Company within three (3) working days after receipt of the Company's answer in Step 2, and, within five
                  (5) working days after it is so referred, a meeting shall be held among the aggrieved employee, the Union Steward, a business representative of the Union, the Shop Superintendent and the General Manager of the Company or his authorized representative. In the event the

                  General Manager of the Company or a business representative of the Union is unavailable to meet within five (5) working days after the grievance has been so referred to the General Manager, then the meeting at this Step may be delayed up to an additional five (5) days. Within three (3) working days after the Step 3 meeting, the Company shall deliver its written answer to the Union Steward and shall mail a copy thereof to the Union. When the Union Steward receives the Step 3 written answer, he shall note the time and date of receipt, together with his initials, on the face thereof.

      Step 4. If the grievance is not resolved at Step 3, then the Union shall have the right to require that the grievance be submitted to arbitration as hereinafter provided.

                  If the Union elects to submit any grievance to arbitration, it shall notify the Company in writing within thirty (30) days after receipt of the Company's Step 3 answer and shall immediately thereafter request the Federal Mediation and Conciliation Service to submit a panel of not less than nine arbitrators from which one impartial arbitrator shall be selected. The selection of the arbitrator from the panel shall be accomplished within ten (10) working days after receipt of the panel. The Union and the Company shall alternately strike one name from the panel until only one name remains. Any request by the Union to the Federal Mediation and Conciliation Service to furnish such panel shall be in writing, and a copy thereof shall be mailed to the Company at the same time that the original is mailed to the Federal Mediation and Conciliation Service.

                  The decision of the arbitrator shall be final and binding upon the Company, the Union, the aggrieved employee and any other party to the matter. The arbitrator shall not render any decision which extends, modifies, suspends, alters, adds to or deletes from this Agreement. The expenses of arbitration shall be shared equally by the Company and the Union.

The time limits set forth in this Article XII are mandatory and may be extended only by mutual written agreement.

ARTICLE XIII. NO STRIKES. NO LOCKOUTS.

      There shall be no strikes, slowdowns, lockouts or other work stoppage by the Company or the Union or employees represented by the Union during the term of this Agreement. The Company agrees that the Union shall not be responsible for any unauthorized strike, slowdown or other work stoppage by the employees represented by it, provided the Union uses its best effort to terminate any such occurrence and will publicly state that such strike is unauthorized and uses its best efforts in good faith to obtain the termination of any such unauthorized action by the employees. The Company shall have the right to discharge any employee who violates the provisions of this Article XIII.

ARTICLE XIV. UNION STEWARDS.

      The Union may designate one (1) employee (per 8 hour shift) to act as Union Steward for the administration of this Agreement on behalf of employees represented by the Union. The Union Steward shall be allowed reasonable time during working hours to perform the Steward's duties and, during the term of his office, shall be placed at the top of the seniority list, over all other employees, in regard to layoff and recall only. The Union Steward shall also be excused from overtime work to attend the scheduled monthly Union meeting, if at least seven (7) days advance notice is given.

ARTICLE XV. INTENTION/CONFORMITY TO LAW.

      It is the intention and belief of the parties hereto that each of the provisions of this Agreement complies with all applicable governmental laws, rules and regulations, if any of the provisions of this Agreement shall be declared invalid or inoperative by final order of any court or governmental agency of competent jurisdiction, or if any provision of this Agreement shall become invalid or inoperative due to enactment of new governmental laws, rules or regulations, the Company and the Union agree to meet, upon written request made by either party to the other for such meeting, and to negotiate in good faith for the purpose of reaching agreement upon a mutually satisfactory replacement for the provision or provisions which have been declared or become invalid or inoperative as a result of any such final order or new governmental law, rule or regulation.

ARTICLE XVI. BULLETIN BOARDS/POSTINGS.

      The Company agrees to provide one (1) bulletin board located by or near the time clock for use by the Union for notice to employees of Union activities. Material to be posted by the Union on such bulletin board shall be approved by the Company before posting, and approval shall not be unreasonably withheld.

      Within three (3) workdays of a permanent position becoming open, the Company shall post such opening on the bulletin board in writing. The notice of the opening shall describe the principal duties associated with the current vacancy and shall set forth which department vacation sign-up list will apply to the opening. The notice shall remain posted for three (3) workdays before the Company awards the position to any employee. Employees will be considered for job openings who notify the Company of their desire to change classifications or departments (Mill and Warehouse Departments) in writing during the three (3) day posting period. The Company will then appoint the most senior employee who has responded to the job posting. A ten (10) workday qualifying period will apply. Within ten (10) workdays of being assigned the posted position, an employee may decline the job and be returned to his regular position. On the tenth (10th) working day of the trial period the Company shall return the employee to his regular job if it has determined the employee has not proven the ability to do the job. If no one has indicated an interest, the Company shall fill such vacancy at its discretion. No employee may change classification or department more than once per twelve (12) months. The Company will provide the Union Steward with a copy of all job posting.

ARTICLE XVII. SHOP COMMITTEE.

      The employees represented by the Union may designate a Shop Committee, consisting of not more than three (3) members, to meet with Company representatives with respect to this Agreement. Meetings shall be monthly unless waived by mutual agreement.

      At the request of the Shop Committee, and with the permission of the Company, the Union Business Representative will be permitted to attend any meeting called by either party.

ARTICLE XVIII. WAGE RATES.

      During the term of this Agreement, the wage rates set forth in Exhibit "A", attached hereto and made a part hereof, shall apply.

      It is agreed that the Company, in its discretion, may designate employees within the bargaining unit to act as Group Leaders. Such Group Leaders may perform any work within the group to which such Group Leader is assigned. A Group Leader shall receive a rate of pay thirty cents (30 (cents)) per hour above the highest rate of pay received by any employee in such group.

      The Company agrees to pay a night shift premium of twenty cents (20 (cents)) per hour for all work performed on a regular shift beginning at or after five o'clock (5:00) p.m.

      The Company agrees to provide a ten (10) minute rest period during the regular morning shift hours and a ten (10) minute rest period during the regular afternoon shift hours, the exact times for such rest periods to be designated by the Company in its discretion as reasonably close to the middle of such shift hours as the Company determines practicable without adversely affecting production and operating efficiency.

      Bona fide students employed temporarily by the Company during vacation from school shall be paid at a rate of not less than 2/3 of the applicable wage rate set forth in Exhibit "A" and shall not be entitled to receive any fringe benefits, except as may otherwise be required by law. Such students who return to work during vacation from school in succeeding years shall receive the wage adjustments per hour as set forth below in lieu of eligibility for fringe benefits available to regular, full time employees:

      2nd year    75% of applicable rate in Exhibit "A"
      3rd year    85% of applicable rate in Exhibit "A"
      4th year    100% of applicable rate in Exhibit "A"

ARTICLE XIX. INSURANCE.

      During the term of this Agreement, the Company will provide employees covered by this Agreement with insurance benefits under the Adam Flex Benefits Program. Eligibility, deductibles, co-insurance, credits, options and benefits and all other terms and conditions are set forth in the Adam Flex Benefits Program which is incorporated herein by reference. Short term Sickness and Accident weekly benefit increase from 7% per year of service to 15% per year of service.

ARTICLE XX. DUES/INITIATION FEES CHECKOFF.

Section 1. The Company agrees to deduct from the pay of each employee covered by this Agreement all periodic dues and initiation fees uniformly required by Millmen's Local Union No. 684 and Great Lakes Regional Industrial Council, or its successors, provided that the Company has received a proper, effective written authorization, signed by the employee, that conforms in all respects with the requirements of the National Labor Relations Act, as amended, and to promptly remit the amount of said dues and initiation fees to Millmen's Local Union No. 684 and Great Lakes Regional Industrial Council or its successors.

Section 2. No later than the day of the thirty-first day (31st) after employment or after the execution of this Agreement which ever is later, every employee, excluding office, clerical employees, foremen, assistant foremen and other supervisory employees as defined in the National Labor Relations Act, as amended, shall apply for membership in the Union, shall tender periodic dues and initiation fees uniformly required and shall maintain membership therein as a condition of employment accordance with the terms of the Labor-Management Act of 1947, as amended.

Section 3. Not withstanding the provisions of Article XX. Section 2, any employee who is not a member of the Union on the date of this Agreement and any new employee hired during the life of this Agreement, may not later than the thirty-first (31st) day after employment or after the execution date of this Agreement, whichever is later, in lieu of complying with Article XX. Section 1 above, but as a condition of continued employment, pay to the Union an initial processing fee and monthly representation fee as a contribution towards the Union's cost of negotiating and administering this agreement as the sole and exclusive bargaining representative of all employees, members and non-members alike, which initial processing fee shall not be more than the regular initiation fee and which monthly representation fees shall not be more than the regular membership dues.

Section 4. In the event any employee becomes delinquent in the payment of the required dues or representation fee, the Company shall be given written notice thereof by the Union, and if the affected employee remains delinquent, his/her employment shall be terminated in violation of any relevance statute.

      The Union and its successors shall indemnify and save harmless the Company against any claims made on account of action taken by the Company in reliance upon information, forms or instructions furnished by the Union in connection with this Dues/Initiation Fees Checkoff provision.

ARTICLE XXI. PENSION PLAN.

      The Company agrees to pay the full cost of a Pension Plan for the benefit of all employees covered by this Agreement, except student employees referred to in Article XVIII hereof Said Pension Plan became effective on January 1, 1977, shall be continued in full force and effect during the term of this Agreement, and generally shall include provisions for the matters outlined in Exhibit "B" attached hereto and made a part hereof.

NORMAL RETIREMENT BENEFIT

At the end of 3rd year of agreement: from $14.00 to $16.00

ARTICLE XXII. INDIVIDUAL RETIREMENT ACCOUNTS - PAYROLL DEDUCTION.

      The Company agrees to establish a program pursuant to which the Payroll Department of the Company, upon receipt of appropriate written authorization from an employee, will deduct from the wages of such employee periodic contributions to such employee's Individual Retirement Account. The amount of the deductions shall be not less than $10 per week and shall be remitted monthly by the Company to a financial institution located in the city of Dayton, Ohio, which will be designated jointly by the Company and the Union to administer any such Individual Retirement Accounts.

ARTICLE XXIII. BONDING.

      The Company will provide bonding for any employee handling or carrying money and/or checks.

ARTICLE XXIV. SAFETY REQUIREMENTS.

      Each employee shall notice the Company of any unsafe working condition so that the Company may take appropriate action to remedy a condition which is agreed to be unsafe upon notice.

ARTICLE XXV. DURATION OF AGREEMENT.

      This Agreement shall be effective from May 1, 1998, and shall remain in full force and effect until midnight, April 30, 2001, and shall continue in full force and effect from year to year thereafter unless either party notifies the other party in writing of its intention to terminate the Agreement at least sixty (60) days prior to April 30, 2001 or any anniversary date thereof.

      IN WITNESS WHEREOF, the parties have hereunto signed their names by their duly authorized representatives as of the 1st day of May, 1998.

                                     ADAM WHOLESALERS OF DAYTON, INC.


                                     By /s/ Tom R. Ring   July 20, 1998
                                       -----------------------------------------
                                       Tom R. Ring, Operations Manager


                                     By /s/ Joseph A. Koenig
                                       -----------------------------------------
                                       Joseph A. Koenig, Attorney

                                     MILLMEN'S LOCAL 684 OF THE UNITED
                                     BROTHERHOOD OF CARPENTERS AND
                                     JOINERS OF AMERICA, GREAT LAKES
                                     REGIONAL INDUSTRIAL COUNCIL


                                     By /s/ Michael E. Ulrich   7/20/98
                                       -----------------------------------------
                                           Michael E. Ulrich
                                           Business Representative

                                     COMMITTEEMEN

                                     By /s/ William Collins
                                     -------------------------------------------
                                     William Collins, Committeeman


                                     /s/ Ron Ladd   7-20-98
                                     -------------------------------------------
                                     Ron Ladd, Committeeman

                                     /s/ Tony Mullins   7-20-98
                                     -------------------------------------------
                                     Tony Mullins, Committeeman

                                   EXHIBIT "A"
                                      WAGES

Shift Premiums and Group Leader Premiums, where applicable, are payable in addition to the following wage rates.

       Wage Rate as of         Wage Rate as of          Wage Rate as of
         May 1, 1998             May 1, 1998              May 1, 2000
         -----------             -----------              -----------

           $11.70                  $12.10                   $12.55

New employees hired after May 1, 1991 will be hired at a rate of $2.00 per hour less than scale and will be progressed to scale in consecutive increases of 25(cents) each at 90 day intervals until the applicable above wage rate is attained.

A Signing Bonus of $2,250.0 will be paid to all non-probationary employees as of the beginning of this Agreement.

                                   EXHIBIT "B"

                                   OUTLINE OF
                                  PENSION PLAN

EFFECTIVE DATE

      January 1, 1977

ANNIVERSARY DATE

      January 1 of each year

ELIGIBILITY REQUIREMENTS

      All regular, full-time union employees (those employed for 1,000 or more hours per year, except student employees) who have completed the ninety (90) day probationary period and were under 60 years of age when employed by the Company.

NORMAL RETIREMENT DATE

      The last day of the calendar month in which the participant's 65th birthday occurs.

NORMAL RETIREMENT BENEFIT

      Commencing at normal retirement date, a participant will receive for his lifetime a monthly income of $14.00 times the number of years of his credited service.

CREDITED SERVICE

      a) All continuous service prior to May 1, 1976, computed to the nearest 1/4 year, will be recognized as credited service.

      b) Continuous service after May 1, 1976 will be recognized as credited service in accordance with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

EARLY RETIREMENT

      A participant may retire prior to his normal retirement date after:

      a)    Completing 10 years of credited service, and

      b)    Attaining age 55.

      He will be entitled to a deferred benefit commencing as of his normal retirement date. The amount of his deferred benefits will be his normal retirement benefit accrued to the date of early retirement based upon his credited service as of his early retirement date.

      In lieu of the deferred benefit to commence as of his normal retirement date, the participant may elect to receive his benefits at an earlier date. The amount of benefit payable at an earlier date will be the deferred benefit determined above, reduced by 1/180th for each of the first sixty (60) months and 1/360th for each additional month by which his early retirement date precedes his normal retirement date.

DISABILITY RETIREMENT

      A participant who becomes totally and permanently disabled after completing 10 years of credited service will be entitled to receive a disability retirement benefit regardless of age. Payment of the disability retirement benefit will be deferred during the period of time that the participant is receiving disability benefits under any long-term disability program paid for by the Company. The amount of the disability retirement benefit will be determined in the same manner as the early retirement benefit except that if the disability retirement date occurs more than one hundred twenty (120) months prior to the participant's normal retirement date, the amount of the disability retirement benefit will be further reduced by an actuarially determined amount for each month in excess of one hundred twenty (120) months that the disability retirement date precedes the normal retirement date.

VESTING

      Vesting will be in accordance with applicable, current Federal law and regulations.

JOINT ANNUITY FOR BENEFIT OF SURVIVING SPOUSE

      Participants will have the option to elect, prior to retirement, to receive a reduced benefit which will be paid during the lifetime of the participant and then continue to be paid during the lifetime of the participant's surviving spouse. The amount of the reduced benefit and the conditions of the election of this option will be in accordance with the provisions of ERISA.

TRUSTEE

      All assets of the Pension Plan will be held in trust by a national bank or by an insurance company. The Company will administer the Plan on a day-to-day basis, but the trustee or insurance company will hold and account for the funds and will make payment of all benefits, etc.

OTHER PROVISIONS

      All provisions of the Plan will meet the requirements of ERISA. Amendments to the Plan will be made from time to time as may be required to continue to meet the requirements of ERISA. No changes will be made to the Plan during the term of this Agreement which adversely affect any participant, except any such change which is mandatory under applicable law.

                                   EXHIBIT C

                        ADAM WHOLESALERS OF DAYTON, INC.

                            ALCOHOL/DRUG ABUSE POLICY

OBJECTIVE:

      To establish a safe and healthful environment for all employees by eliminating hazards brought about by employee use of alcohol and/or drugs.

      Alcohol and drug use constitutes a potential danger to the safety and welfare of employees and results in loss of employee productivity and risk of property loss or damage.

      It is recognized that key elements in an alcohol/drug abuse program are prevention, intervention and rehabilitation. Therefore, appropriate educational efforts will be conducted with supervisors, union representatives and employees concerning the nature and effects of alcohol/drug abuse procedures for intervention including proper identification of job performance difficulties or other behavioral evidence of substance abuse; referral procedures under the policy; and in other related areas.

RELATIONSHIP TO EMPLOYEE ASSISTANCE PROGRAM:

      Alcohol or drug addiction is an illness requiring medical treatment. Therefore, the Company encourages employees to seek help for drug or alcohol problems. We believe that seeking help before the problem becomes a disciplinary matter is beneficial for both the employee and the company. For this reason, the Company will maintain an Employee Assistance Program (EAP) which provides help to employees who suffer from alcohol or drug abuse on a strictly confidential basis. An employee's decision to seek assistance from the EAP will not be used as the basis for disciplinary action.

      Medical leaves of absence recommended by the EAP shall be granted for the period of time specified by the EAP. Leaves of absence requested without EAP contact or different from that recommended by the EAP shall be handled in a manner consistent with the leave of absence policy. Insurance coverage covering the treatment of Drug and Alcohol abuse shall be maintained by the Company.

      Periodic training in EAP procedures shall be provided to supervisors, union representatives and employees.

PROCEDURE:

I. Applicants for Employment

      Applicants for employment, including re-hires, will be informed that an initial alcohol/drug screening is mandatory; that they are required to agree in writing to allow the results of such test to be furnished to and used by the company; and that a positive result shall disqualify the applicant from employment.

II.   Current Employees

      A.    Prohibitions

            The following are strictly prohibited:

            1. Reporting to work functionally impaired due to the influence of intoxicants, illegal drugs, or controlled substances.

            2. The use, possession, transfer of, or trafficking in, intoxicants, illegal drugs, or controlled substances in any amount or in any manner (i) on company premises or in company vehicles at any time whether or not performing company business, or (ii) while performing company business anywhere, including off company property.

      B.    Searches

            At times unannounced searches of company property for illicit substances or alcohol may be conducted. This could include lockers, storage areas, company vehicles, or rooms normally used to store employee's personal property. No random searches of personal property, autos, etc., are to be undertaken. Specific search of an employee's person, personal property or automobiles shall be allowed only after the issuance of search warrant by a court of proper jurisdiction.

      C.    Drug/Alcohol Screening

            1.    Cause of Alcohol/Drug Screening

                  Alcohol/drug screening may be performed under the following circumstances in order to provide a safety and healthy environment for all employees. The policy does not include random or mass testing.

                  a. An employee may be required to submit to alcohol/drug screening where there exists a reasonable suspicion that the employee is functionally impaired as provided under
                        Section II.A.1.

                  b. An employee may be required to submit to alcohol/drug screening where there exists a reasonable suspicion that the employee has violated the prohibitions in Section II.A.2 of this policy.

                  c. An employee may be required to submit to alcohol/drug screening where the employee is involved in a workplace related accident in which a safety rule was violated by the employee and the accident results in a reportable workplace injury to the employee or others and where a reasonable suspicion exists that the employee is functionally impaired as provided under Section II.A.1.

                  d. Should an employee refuse to submit to alcohol/drug screening under the foregoing circumstances, including providing written consent, then that employee will be subject to the policy as though he/she had tested positive.

                  e. Testing under (a), (b) and (c) above must be authorized by at least two (2) supervisory/managerial employees after both have first observed the employee.

            2.    Administration of Alcohol/Drug Screening

                  a.    The initial screen shall be performed by the immunoassay
                        (EMIT) method. Confirmation of any positive drug screening will be made by gas chromotography/mass spectrometry (GC-MS).

                  b. The testing facility will be certified by the National Institute of Drug Abuse (NIDA). If the testing facility loses certification, testing shall cease at that testing facility and the Company will discuss alternative testing facilities with the designated Union representative prior to the resumption of testing. A copy of the NIDA certification shall be provided to the Union prior to any testing occurring.

                  c.    Blood testing shall not be utilized.

                  d. Collection shall be supervised by a physician or health care professional. Specimen containers shall be labeled with a number and the donor's signature and shall be closed with a tamper-proof seal initialed by the donor and collecting agent. There will be no direct observation of the donor while providing the urine sample. The labeling shall be done in the employee's presence and the union representative, if the employee has requested union representation.

                  e. The donor shall remove outer garments and leave personal belongings such as a purse or briefcase with the outer garments (if any). The donor may retain his/her wallet. A receipt for such will be provided by the collection site if requested by the donor.

                  f. The specimen number and identifying information of the donor shall be entered on a log and signed by the collection technician in the presence of the employee and union representative (if present) and the employee shall initial the proper line on the log entry.

                  g. The volume of each sample shall be such that sufficient amounts will remain for both confirmation testing and independent testing by a lab designated by the individual or union.

                        If an employee is unable to provide a sufficient sample for testing, then the MRO shall refer the employee for a medical evaluation to determine whether the employee was genuinely unable to provide a specimen or was refusing to provide a sample. The MRO shall make and report such determination to the Company.

                  h. The sample for each employee shall be stored in a scientifically acceptable manner.

                  i. All handlers and couriers of the sample must complete entries and identify themselves on a proper chain of custody form.

                  j. If the sample tests positive, the testing facility shall retain a sufficient portion of the sample for independent retesting and store that portion in a scientifically acceptable manner for a minimum of one hundred eighty (180) days.

                  k. The testing facility is prohibited from using samples for any other purpose other than to test for the substances specified.

                  l. The employer shall provide transportation for any employee suspected of substance abuse, including to the collection site and the employee's home.

                  m. Any attempt by an employee to alter or substitute a sample shall be grounds for termination of employment.

                  n. A union representative (steward) shall accompany the employee, if requested, to insure that the above procedures are correctly followed.

            3.    Results of Drug Alcohol Screening

                  a. Due to legitimate privacy concerns, the Company seeks to insure that drug testing results are reported and maintained in an accurate and confidential manner. For current employees, results shall be transmitted to a Medical Review Officer (MRO), who shall be a licensed physician familiar with drug testing procedures. The MRO will review the results of the screening, contact the employee for further information if necessary (such as current use of prescription drugs, etc.) And communicate either a positive or negative result to designated Company personnel. All such individuals are charged with acting responsibly to maintain the confidentiality of testing results.

                  b. Certain levels shown in Attachment "A" to this policy establish a positive result. All results lower than these levels will be reported as negative.

                  c. Except as provided below an employee who tests positive shall be afforded the opportunities for appropriate assistance, referral, treatment and after care under the EAP. Failure to seek and receive these services or failure to abide by the terms of the treatment plan shall result in discipline including discharge. If cause for testing was based on a reasonable suspicion of possession, transfer of or trafficking as provided in
                        Section II.A.2 and the test is positive, then the employee will be subject to discipline, including termination, provided that the discipline is based on a violation of the prohibitions in II.A.2. Otherwise such an employee shall be referred to the EAP as provided above.

                  d. An employee who seeks and receives assistance pursuant to the provisions in Section (c) above and who completes the treatment plan, shall, upon return to work, be subject to up to three additional tests without further cause for a period of one (1) year. If during that time, an employee provides a positive sample, he/she may be terminated. Further, if the employee is tested within three years following his/her return to work pursuant to Section C.1 above and the test is positive, then the employee shall be terminated.

                  e. Any disputes which may arise over compliance by the company with the policy will be resolved through the grievance and arbitration provisions of the parties' collective bargaining agreement. Disputes with collection sites, testing laboratories or others involved in the policy will be resolved through whatever appropriate legal means are necessary.

                                  ATTACHMENT A

                      INITIAL AND CONFIRMATORY TEST LEVELS

                      INITIAL TEST LEVEL               CONFIRMATORY TEST LEVEL

Benzodizepine         300 ng/ml                        300 ng/ml

Methadone             300 ng/ml                        300 ng/ml

Amphetamine           1000 ng/ml                       500 ng/ml

Barbiturates          300 ng/ml                        300 ng/ml

Cocaine               300 ng/ml                        150 ng/ml

Methacholine          300 ng/ml                        300 ng/ml

Opiates               300 ng/ml                        300 ng/ml

Phencyclidine         25 ng/ml                         25 ng/ml

Cannabinoids          100 ng/ml                        15 ng/ml

Propoxyphene          300 ng/ml                        300 ng/ml

Alcohol               State of Ohio levels for         State of Ohio levels for

                      Driving While Intoxicated        Driving While Intoxicated

                           EMPLOYEE DRUG CONSENT FORM

      I, _____________________________________________________, am presently employed by the _____________________________________. I hereby consent to drug/alcohol screening test(s) (urinalysis) and I authorize the release of the results and any interpretation of the test(s) to the (Company Name) personnel. I understand that the test will reveal whether I have used alcohol or have taken any drugs, including prescription drugs, over-the-counter drugs, controlled substances, or any illegal drugs.

      I hereby authorize _____________________________________ (name of testing facility) to release to _______________________________________ (Company name)
personnel the results and any interpretation of the drug/alcohol screening test(s) in order to determine whether I have violated __________________________ (Company name) policy on drug and alcohol use. It is understood that all provisions of the ______________________________(Company name) policy on drug and alcohol use will be followed.

      I have read this consent and understand it. Further, I was asked whether I had any questions about this consent and any questions which I had were explained to my satisfaction the ________________________(Company name) or____________________________ (testing facility).


-----------------------------------              -------------------------------
Employee Name and Date                           Witness Name and Date